UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-2960	72-1123385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3850 North Causeway, Suite 1770 Metairie, Louisiana		70002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (504) 838-8222

(Former name or former address, if changed since last report.)

Check the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

                    On July 20, 2006, Newpark received a notice of default from the purported holders of more than 25% in aggregate principal amount of Newpark’s 8 5/8% Senior Subordinated Notes due 2007.  The Notes were issued in 1997 under an indenture with U.S. Bank N.A., as trustee, in an aggregate principal amount of $125 million.

                    Under the indenture, Newpark is obligated to timely file its periodic reports under federal securities law and to deliver those reports to Noteholders.  As previously disclosed, Newpark has not yet filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.  If Newpark fails to cure these defaults within 30 days after receipt of the Notice, the trustee or the Noteholders may declare the Notes, together with accrued interest, to be immediately due and payable.

                    Although Newpark may be able to cure the default and file the required Quarterly Report on Form 10-Q by August 19, 2006, Newpark cannot predict with certainty that it will be able to do so.  Newpark has received temporary waivers under all other material obligations that may be affected as a result of the Notice.  These waivers terminate on various dates and are subject to renewal or early termination under specified conditions.

                    The Notes may be redeemed by Newpark, at its election, at any time at their original principal amount plus accrued unpaid interest upon notice given at least 30 days and not more than 60 days before the redemption date.  To that end, JPMorgan Chase Bank, N.A. has committed to provide to Newpark a $150 million collateralized term loan that can be used to retire the Notes.  The commitment is subject to customary terms, fees and conditions.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: July 25, 2006	By:	/s/ Eric M. Wingerter

Eric M. Wingerter,
Vice President, Corporate Controller and
Acting Chief Financial Officer